Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Diane Zappas
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES ACQUISITION

OF IMPORT EXPORT TIRE, CO. STORES AND PROVIDES BUSINESS UPDATE

~ Company Raises Fourth Quarter EPS Guidance Range to $.23 to $.25 ~

~ Expects Fourth Quarter Comparable Store Sales Increase of Approximately 7.5% ~

ROCHESTER, N.Y. – March 23, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, announced today that it has signed a definitive agreement to acquire the retail store assets of Import Export Tire, Co., a small independent tire chain in Pittsburgh, PA (“Import Export Tire”). Separately, the Company today also provided a business update for the fourth quarter of fiscal 2010.

TIRE STORE ACQUISITION

The Company will purchase all five Import Export Tire stores, which focus solely on tires and automotive related services and generated annual net sales of approximately $10 million in 2009. Management expects the Import Export Tire stores to be slightly accretive in the first twelve months following the completion of the acquisition. The addition of the Import Export Tire stores will increase the Company’s number of tire stores in the Pittsburgh market to 12. Additionally, these stores are expected to enhance the effectiveness of the Company’s Black Gold initiative in many of its existing 45 service stores in the market. Black Gold is a program designed to increase sales in Monro’s service stores, particularly of tires and related services.

The acquisition is expected to close at the end of March and to be funded through the Company’s existing line of credit. It is management’s intention to retain the store employees of the acquired business.

BUSINESS UPDATE

For the fourth quarter of fiscal 2010, the Company expects a comparable store sales increase of approximately 7.5%, which is above the high-end of the Company’s previously anticipated range. This estimate is on top of an 11.2% comparable store sales increase in the prior year quarter. Additionally, the Company now expects diluted earnings per share for the fourth quarter to be in the range of $.23 to $.25, increased from its previously expected range of $.20 to $.23. This estimate compares to $.15 in the prior year quarter and is based on 20.8 million weighted average shares outstanding. The impact of the acquisition of Import Export Tire is not included in the Company’s guidance for fiscal 2010.

Robert G. Gross, Chairman and Chief Executive Officer, commented, “We are very pleased with our continuing momentum to date in the fourth quarter of fiscal 2010 as we maintained our organic growth and are poised to further expand our market share through our strategy of seeking value-priced transactions. We are encouraged by our strong sales trends as we achieved comparable store sales increases of 9.4% and 4.3% in January and February respectively, with March expected to be up approximately 11%. Additionally, we look forward to increasing our presence in the Pittsburgh market and bolstering our tire distribution footprint through the addition of Import Export Tire to the Monro family.”

The data provided for the fourth quarter is based on preliminary unaudited internal results and is subject to change as the Company completes the preparation of full consolidated financial statements for the period. The Company plans to release its fourth quarter and full year fiscal 2010 results on May 27, 2010.

The Company is scheduled to present today at the 2010 Sidoti & Company Emerging Growth Research Conference. As part of the presentation, the Company plans to discuss quarter-to-date comparable store sales results.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr.

Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 782 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.